                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:      Lisa Garber
               Corporate Communications
               Lam Research Corporation
               Phone:    510/572-4538
               Fax:      510/572-2935
               e-mail:   lisa.garber@lamrc.com

               David Ringler
               Investor Relations
               Lam Research Corporation
               Phone:    510/572-6848
               Fax:      510/572-6454
               e-mail:   david.ringler@lamrc.com

Agency:        Michelle Boni
               The Benjamin Group
               Phone:    408/559-6090
               Fax:      408/559-6188


LAM RESEARCH CORPORATION SELLS $310 MILLION OF 5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

FREMONT, CALIF. -August 19, 1997-- Lam Research Corporation (Nasdaq:LRCX) announced today that it has sold $310 million of 5% convertible subordinated notes due 2002 in an offering within the U.S. to qualified institutional buyers in accordance with Rule 144A and outside the U.S. to non-U.S. persons. The notes will be convertible into common stock of the company. The offering is expected to close on August 26, 1997. The company has granted the initial purchasers a 30-day option to purchase an additional $45 million of notes to cover over-allotments, if any. No other terms were disclosed.

The company intends to use the net proceeds of the offering for general corporate purposes, including working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.